Exhibit 4.05


                  AMENDMENT NO. 1 TO RESTRICTED STOCK AGREMENT



         This Amendment No. 1 (this "Amendment") dated as of April 1, 1997, to the Restricted Stock Agreement (the "Agreement"), dated as of January 20, 1997, between Unilab Corporation (the "Corporation") and Andrew H. Baker ("Baker"), is entered into between the Corporation and Baker for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

The Agreement is hereby amended as follows:

1. Section 3 of the Agreement is amended by deleting the first sentence thereof and replacing it in its entirety with the following: "The Restriction shall lapse and have no further force or effect with respect to the Shares upon the earliest to occur of (a) a Change of Control of the Corporation (as hereinafter defined), (b) Baker reaching age 65, (c) Baker's death or Disability (as defined in the Corporation's Long-Term Disability Plan) and (d) the payment in full of all principal of and accrued interest on that certain $300,000 secured promissory note, dated April 15, 1997, made by Baker in favor of the Corporation."

2. Section 8 of the Agreement is amended by deleting it in its entirety and inserting in its place the following: "Baker shall be granted for a three-year period commencing on January 20, 1997 "piggyback" registration rights to request the Corporation to register the Shares and the 533,333 shares of Common Stock of the Corporation purchased on April 3, 1997 by the payment of cash (the "New Shares", and collectively with the Shares, the "Registrable Shares") as part of a registration statement filed by the Corporation. If the Corporation shall not have filed a registration statement by the end of such three year period, Baker shall have the right from and after that date to demand that the Corporation prepare and file a registration statement to register the Registrable Shares."

         Except  as  expressly   provided  above,  the  Agreement  shall  remain
unchanged and in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

                                          UNILAB CORPORATION


                                          By: _______________________________
                                          Name:
                                          Title:

                                          BAKER


                                          By: _______________________________
                                          Name:     Andrew H. Baker
                                          Address:  636 Winding Hollow Drive
                                                    Franklin Lakes, NJ  07417